Exhibit 10.2

FOURTH AMENDMENT TO OFFICE LEASE

(ADS – One Legacy)

THIS FOURTH AMENDMENT TO OFFICE LEASE (“Amendment”) is dated effective and for identification purposes as of June 15, 2011, and is made by and between FSP ONE LEGACY CIRCLE LLC, a Delaware limited liability company (“Landlord”), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessor-in-interest (Nodenble Associates, LLC) and Tenant entered into that certain Lease Agreement dated October 1, 2009, as amended by that certain Amendment Number 1 to Office Lease dated February 25, 2010, Amendment Number 2 to Office Lease dated April 26, 2010 and Amendment Number 3 to Office Lease dated May, 2010 (collectively, the “Lease”), pertaining to the premises currently comprised of a total of approximately 84,262 rentable square feet of space, commonly referred to as Suites 600, 700 and 800 (“Premises”), of 7500 Dallas Parkway, Plano, Texas 75024,  (“Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Premises and provide for certain other matters as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1.           Definitions.  The capitalized terms used herein shall have the same definition as set forth in the Lease, unless otherwise defined herein.

2.           Expansion.

(a)           Expansion Premises.  The term “Expansion Premises” is hereby defined to be and to mean that certain space located on the fifth floor of the Building commonly referred to as Suite 550, consisting of approximately 12,487 rentable square feet of space (which is the final agreement of the parties and not subject to adjustment), as outlined on Exhibit A, attached hereto and incorporated herein by this reference.  Accordingly, effective as of the Expansion Commencement Date, the Premises, as expanded, shall be deemed to consist of a collective total of approximately 96,749 rentable square feet of space.

(b)           Expansion Commencement Date.  The term “Expansion Commencement Date” is hereby defined to be and to mean October 1, 2011. Tenant is allowed to occupy, use, work in or otherwise enter the Expansion Premises prior to the applicable Expansion Commencement Date and the terms and conditions of the Lease as hereby amended shall apply, except that Tenant shall not be required to pay rent for any period(s) prior to the applicable Expansion Commencement Date for the Expansion Premises.

(c)           Expansion Term.  The term “Expansion Term” is hereby defined to be and to mean that period of time commencing on the Expansion Commencement Date and expiring on May 31, 2020 (the “Expansion Expiration Date”).

(d)           Acceptance.  Effective on the Expansion Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, the Expansion Premises.  Tenant shall accept the Expansion Premises in its present “as is” condition, except for the performance of Landlord's Work as set forth in the Work Letter, attached hereto as Exhibit B and incorporated herein by this reference.

3.           Base Rent.  During the Expansion Term, Tenant shall pay to Landlord Base Rent for the Expansion Premises, which shall be payable in monthly installments as follows:

EXPANSION PREMISES

Dates	Annual Rate/RSF	Monthly Installment
10/01/11 – 02/29/12	$	$	*
03/01/12 – 02/28/13	$	$
03/01/13 – 02/28/14	$	$
03/01/14 – 02/28/15	$	$
03/01/15 – 02/29/16	$	$
03/01/16 – 02/28/17	$	$
03/01/17 – 02/28/18	$	$
03/01/18 – 02/28/19	$	$
03/01/19 – 05/31/20	$	$

* In the event that the Expansion Commencement Date is other than the first day of a calendar month, the first and last calendar months shall be prorated and the partial month shall be added to the month immediately following the applicable abatement period.  Such abatement shall apply solely to payment of the monthly installments of Base Rent and Operating Expenses (including, without limitation, Taxes, Insurance and Common Area Charges), but shall not be applicable to any electricity consumed by Tenant (which must still be paid by Tenant during the abatement and partial abatement periods) or any other charges, expenses or costs payable by Tenant under this Lease.  Landlord and Tenant agree that the abatement of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant’s faithful and continued performance of the terms, conditions and covenants of this Lease and the payment of all monies due Landlord hereunder.  In the event that Tenant is evicted due to a default beyond any applicable notice and cure period, then the unamortized portion (with amortization on a straight-line basis over the entire initial term of this Lease) of all conditionally abated rental (to the extent not specifically included in any award of future rental) shall become fully liquidated and immediately due and payable (without limitation and in addition to any and all other rights and remedies available to Landlord provided herein or at law and in equity).

Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 2 of the Lease.

4.           Tenant's Proportionate Share.  Beginning on the Expansion Commencement Date, Tenant's Proportionate Share, as defined in Section 1.9 of the Lease, shall be increased from 39.35% to 45.19%.

5.           Base Year.  The Base Year for the Expansion Premises only shall be 2012.

6.           Cap on Controllable Expenses.  For the purpose of determining Tenant's Expense Payment for the Expansion Premises, the parties agree that "controllable" Operating Expenses shall not increase by more than five percent (5.00%) per year on a cumulative basis beginning with the Base Year 2012, and otherwise consistent with Section 4(E) of the Lease.

7.           Tenant's Parking Spaces.  The number of Tenant's Parking Spaces, as defined in Section 1.14 of the Lease, shall be increased by thirty-eight (38) spaces on the Expansion Commencement Date.  Five (5) of the Parking Spaces shall be Reserved Parking Spaces.

8.           Waiver of Termination Option.  Tenant hereby waives its right under Section 2 of the Rider to Lease to terminate the Lease solely relating to the Expansion Premises.  For clarification, nothing in this section shall restrict Tenant from exercising its right under Section 2 of the Rider to terminate the Lease for floors 6, 7, and 8 of the Premises.

9.           Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate brokers or leasing agents, except CB Richard Ellis and Cushman & Wakefield of Texas, Inc. (“Broker”), in the negotiation of this Amendment, and that no commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Broker, if applicable.  Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys' fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than Broker) and arising out of or in connection with the negotiation and execution of this Amendment.  Cushman & Wakefield of Texas, Inc., shall receive a commission of       percent (   %) of the Base Rent for the Expansion Premises.

10.           SNDA.  If there is a new mortgagee on the Landlord’s Premises (as that term is defined in the  Subordination, Nondisturbance and Attornment Agreement (“SNDA”) executed by Landlord’s predecessor-in-interest Nodenble Associates, LLC, Tenant and original Mortgagee and dated October 2, 2009), any future subordination of the Lease as hereby amended shall be contingent upon Tenant’s receipt of a commercially reasonable non-disturbance agreement.

11.           Miscellaneous.  With the exception of those matters set forth in this Amendment, Tenant's leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease.  In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern.  Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed.  This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement.  An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties.  The parties acknowledge that the Lease is a valid and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

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IN WITNESS WHEREOF, the foregoing Fourth Amendment to Lease is dated effective as of the date and year first written above.

LANDLORD:
FSP ONE LEGACY CIRCLE LLC, a Delaware limited liability company
By:           FSP PROPERTY MANAGEMENT LLC, a Massachusetts limited liability company, its asset manager

By:	/s/ John F. Donahue	Date:	June 17, 2011
Name:	John F. Donahue
Title:	Vice President

By:	Date:
Name:
Title:

TENANT:
ADS ALLIANCE DATA SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Charles L. Horn	Date:	10 June 2011
Name:	Charles L. Horn
Title:	CFO

CONSENT OF GUARANTORS
The undersigned “Guarantor” under the original Guaranty of Lease dated March 4, 2011 (the “Guaranty”), do hereby consent to and approve the modifications to the Lease described in the foregoing Amendment.  Guarantor acknowledges that the Guarantor has read, understands and agrees with the terms and conditions of the foregoing Amendment.  This consent is in exchange for consideration, the receipt and sufficiency of which is hereby acknowledged.  Guarantor has had full benefit of and advice of counsel of their own selection.  Guarantor agrees that the Guaranty covers the terms of this Amendment, as if this Amendment was originally part of the Lease.

ALLIANCE DATA SYSTEMS CORPORATION,
a Delaware corporation

By:	/s/ Leigh Ann Epperson	Date:	June 10, 2011
Name:	Leigh Ann Epperson
Title:	SVP, General Counsel